EXHIBIT 4.1

THIS SENIOR PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE, PLEDGE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

SENIOR PROMISSORY NOTE

$[•]	[•], [•]
Hayward, California

For value received, Aradigm Corporation, a California corporation (the “Company”), promises to pay to the order of [•], an entity formed under the laws of [•] (together with its successors and assigns, the “Holder”, and together with the Company, the “Parties”), the principal sum of [•] dollars ($[•]), together with interest accrued but unpaid hereon, upon the terms of this Senior Promissory Note (this “Note”).

1. NOTE; SECURITY; RELATED AGREEMENTS. THIS NOTE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN SENIOR NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 13, 2018, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED ON SCHEDULE A THERETO (AS AMENDED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “NOTE PURCHASE AGREEMENT”). THIS NOTE IS SUBJECT TO AMENDMENT AND WAIVER AS PROVIDED THEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE NOTE PURCHASE AGREEMENT.

2. Interest.

(a) This Note shall bear interest at the rate of 9.0% per year from [•]1 or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled Interest Payment Date (as defined below) until May 1, 2021, unless earlier redeemed pursuant to and in accordance with the provisions hereof. Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month. Interest is payable semi-annually in arrears on each May 1 and November 1 (each such date, an “Interest Payment Date”), commencing on [•]2, 2018. Unless the Company elects otherwise, all accrued interest payable subsequent to, and including, the interest payment payable on [•]3, 2018, will be capitalized on the applicable Interest Payment Date by adding such accrued interest to the

[1]	Insert date of the applicable Closing.
[2]	Insert May 1 if the applicable Closing occurs prior to May 1 or November 1 if the applicable Closing occurs after May 1.
[3]	Insert May 1 if the applicable Closing occurs prior to May 1 or November 1 if the applicable Closing occurs after May 1.

principal balance of the outstanding Notes, at which time such interest shall be deemed to have been paid for all purposes hereunder. For the avoidance of doubt, following an increase in the principal amount of the Note as a result of a capitalization of accrued interest in accordance with the foregoing, the Note will bear interest on such increased principal amount from and after the applicable Interest Payment Date. Rather than capitalizing a payment of accrued interest, the Company may elect to pay such accrued interest in cash. The Company shall evidence such election with respect to any Interest Payment Date by sending a Notice to that effect to the Holder in writing at least five (5) business days prior to such Interest Payment Date.

(b) Notwithstanding the foregoing, any election by the Company to pay accrued interest in cash must be made with respect to all issued and outstanding Notes (as defined in the Note Purchase Agreement, such notes are collectively referred to herein as the “Series Notes”). For the avoidance of doubt, the Company may not make an election to pay accrued in cash with respect to only certain of the Series Notes.

3. Maturity. Unless earlier cancelled pursuant to the terms hereof, the outstanding principal and accrued but unpaid interest shall be immediately due and payable on May 1, 2021 (the “Maturity Date”).

4. Payment. All payments in respect of this Note shall be in immediately available lawful money of the United States of America. All payments in respect of this Note shall be made unconditionally in full without any deduction, set off, counterclaim or other defense. If any scheduled payment date is not a Business Day such payment shall be made on the next succeeding Business Day.

5. Redemption.

(a) This Note may be redeemed at the Company’s election at any time in whole or from time to time in part. The Company shall evidence such election by sending a Notice to that effect to the Holder (the “Notice of Redemption”) in writing at least 15 calendar days but no more than 60 calendar days before the redemption date.

(b) The Notice of Redemption shall state:

(i) the Redemption Price (as defined below),

(ii) if less than the entire principal amount of this Note is to be redeemed, the principal amount to be redeemed,

(iii) the redemption date, and

(iv) the place or places that payment will be made upon presentation and surrender of the principal amount of this Note to be redeemed.

(c) The redemption price for this Note will equal 100% of the principal amount being redeemed plus accrued and unpaid interest on the principal amount being redeemed up to, but excluding, the date of redemption (the “Redemption Price”).

(d) Unless the Company defaults in the payment of the Redemption Price, interest will cease to accrue at the redemption date on any principal amount of this Note that has been called for redemption.

(e) In the event of a redemption of this Note in part only, the Note shall be surrendered at the place of payment set forth in the Notice of Redemption and the Company shall execute and deliver a new senior promissory note having the same terms as this Note in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

(f) This Note may not be redeemed if the principal amount of this Note has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to this Note).

(g) Notwithstanding anything to the contrary contained in the Note Purchase Agreement or this Note, if more than one of the Series Notes issued pursuant to the Note Purchase Agreement is outstanding at a time when the Company elects to redeem any of the Series Notes, the Company must redeem amounts outstanding under all of the issued and outstanding Series Notes on a pro rata basis.

6. Tax. Any and all payments by the Company hereunder shall be made free and clear of and without deduction of any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any governmental authority (“Taxes”). The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of any applicable governmental authority which arise from any payment made hereunder.

7. Consolidation and Merger. The Company shall not consolidate with or merge with or into another person, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s properties or assets in one transaction or series of transactions, to another person, unless:

(a) the resulting, surviving or transferee person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Successor Company (if not the Company) shall expressly assume all of the Company’s obligations under this Note; and

(c) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing under the terms of this Note.

8. Rank. This Note shall rank pari passu with the Company’s 9.0% Convertible Senior Notes due 2021, issued pursuant to that certain Indenture, dated as of April 25, 2016, between the Company and U.S. Bank National Association, as trustee.

9. Events of Default. For purposes hereof, the occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) default in any payment of interest on this Note when due and payable, and the default continues for a period of 30 calendar days;

(b) default in the payment of principal of this Note, including capitalized interest, when due and payable on the Maturity Date, upon redemption, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligations under Section 7 hereof;

(d) failure by the Company for 60 calendar days after a written Notice from the Holder has been received by the Company to comply with any of its other agreements contained in this Note;

(e) default by the Company or any subsidiary of the Company that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended, (such subsidiary, a “Significant Subsidiary”) with respect to any mortgage, indenture, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $500,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness exists as of the date hereof or is thereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise if such default shall not have been cured or waived or such acceleration shall not have been rescinded within 30 calendar days;

(f) a final judgment or judgments for the payment of $500,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Significant Subsidiary of the Company, which judgment is not paid, discharged or stayed within 60 calendar days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(g) the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; and

(h) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary of the Company seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days.

Upon the occurrence and during the continuation of any Event of Default, in addition to any other remedies allowed by law, the unpaid principal amount of this Note, any accrued and unpaid interest and all other amounts payable hereunder may be declared by the Holder in a written Notice to the Company to be immediately due and payable, whereupon such acceleration the unpaid principal amount of this Note, any accrued and unpaid interest and all such other amounts shall become immediately due and payable without presentment, demand, protest or further notice of any kind. The Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently, including, but not limited to, the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Holder to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing. Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default specified in Section 9(g) or 9(h) above, the unpaid principal amount of this Note and all other amounts payable hereunder shall be immediately due and payable without a written election or declaration unless otherwise determined by the Holder. Furthermore, any acceleration of the payment obligations of the Company hereunder may be waived with the written consent of the Holder.

10. Certain Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor unless otherwise expressly provided for in this Note.

11. Governing Law. The terms of this Note shall be construed in accordance with the laws of New York, as applied to contracts entered into by New York residents within the State of New York, which contracts are to be performed entirely within the State of New York. Notwithstanding any provision of this Note to the contrary, the rate of interest due on this Note shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by the Company to the Holder shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the Company).

12. Notice. Any notice required pursuant to the terms of this Note shall be given in accordance with the terms of Note Purchase Agreement.

13. Amendment. Any term of this Note may be amended, and the observance of any term of this Note may be waived, with the written consent of the Company and the Holder.

14. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

15. Cumulative Remedies. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every right other remedy now or hereafter existing at law or in equity or by statute or otherwise.

16. No Waiver. No course of dealing between the Company and the Holder or any delay on the part of the Holder in exercising any rights or remedies shall operate as a waiver of any such right or remedy of the Holder.

17. Successors and Assigns. This Note shall be binding on and inure to the benefit of and be enforceable by the Company, the Holder and their respective successors and assigns. The Company may not assign or otherwise transfer any of its rights or obligations under this Note without the prior written consent of the Holder. The Holder may not assign or otherwise transfer any of its rights or obligations under this Note to any person other than the Company without the prior written consent of the Company.

18. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

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This Note has been issued in reliance upon the representations of the Holder set forth in the Note Purchase Agreement.

COMPANY:

ARADIGM CORPORATION

By:

Name:
Title: